As filed with the Securities and Exchange Commission on May 5, 2022

Registration Nos. 333-237693

333-237693-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DraftKings Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

87-2764212
(I.R.S. Employer Identification No.)

222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(617) 986-6744

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stanton Dodge
Chief Legal Officer
DraftKings Inc.
222 Berkeley Street, 5th Floor
Boston, Massachusetts 02116
(617) 986-6744

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott D. Miller
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

GNOG Acquisition

On May 5, 2022 (the “Merger Effective Date”), DraftKings Holdings Inc. (formerly known as DraftKings Inc.), a Nevada corporation (“Old DraftKings”), and Golden Nugget Online Gaming, Inc., a Delaware corporation (“GNOG”), completed the previously announced merger transactions pursuant to the Agreement and Plan of Merger, dated as of August 9, 2021 (the “Merger Agreement”), by and among Old DraftKings, GNOG, DraftKings Inc. (formerly known as New Duke Holdco, Inc.), a Nevada corporation (“New DraftKings” or the “Company”), Duke Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New DraftKings (“GNOG Merger Sub”). Effective as of 12:01 a.m. eastern time on the Merger Effective Date (the “DraftKings Merger Effective Time”), DraftKings Merger Sub merged with and into Old DraftKings (the “DraftKings Merger”), with Old DraftKings continuing as a direct subsidiary of New DraftKings. Effective as of 12:01 a.m. eastern time on the Merger Effective Date, (i) GNOG Merger Sub merged with and into GNOG (the “GNOG Merger” and, together with the DraftKings Merger, the “Mergers”), with GNOG continuing as a direct subsidiary of New DraftKings, and (ii) Landry’s Fertitta, LLC contributed its 40.5% membership interest in LHGN Holdco, LLC, a Delaware limited liability company and a subsidiary of GNOG, to New DraftKings (such transaction, together with the Mergers, the “Transactions”). As a result of the Transactions, Old DraftKings and GNOG became direct wholly-owned subsidiaries of New DraftKings.

Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), New DraftKings is the successor issuer of Old DraftKings, and New DraftKings may adopt Old DraftKings’ registration statements as its own by filing post-effective amendments to such registration statements. Unless the context otherwise requires, the terms “we,” “our,” and “us” refer to (i) Old DraftKings with respect to the period prior to the DraftKings Merger Effective Time and (ii) New DraftKings with respect to the period at and after the DraftKings Merger Effective Time.

At the DraftKings Merger Effective Time, pursuant to the Merger Agreement, each issued and outstanding share of Class A common stock, par value $0.0001 per share, of Old DraftKings (“Old DraftKings Class A Common Stock”) and each issued and outstanding share of Class B common stock, par value $0.0001 per share, of Old DraftKings (“Old DraftKings Class B Common Stock” and, together with the Old DraftKings Class A Common Stock, “Old DraftKings Common Stock”) (other than shares of Old DraftKings Common Stock that were held in treasury by Old DraftKings not on behalf of a third party) were cancelled and converted into one validly issued, fully paid and non-assessable share of Class A common stock, par value $0.0001 per share, of New DraftKings (“New DraftKings Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of New DraftKings (“New DraftKings Class B Common Stock” and, together with the New DraftKings Class A Common Stock, “New DraftKings Common Stock”), respectively.

Pursuant to Rule 12g-3(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), because New DraftKings is the successor issuer to Old DraftKings, the shares of New DraftKings Class A Common Stock are deemed registered under Section 12(b) of the Exchange Act. Similar to the shares of Old DraftKings Class A Common Stock prior to the Mergers, the shares of New DraftKings Class A Common Stock will trade on The Nasdaq Global Select Market under the ticker symbol “DKNG”.

Registration Statement Background

On April 23, 2020, DEAC NV Merger Corp. (“DEAC NV” and, following the DEAC Business Combination (as defined below), “Old DraftKings” (as defined above)) filed pre-effective Amendment No. 1 to its Registration Statement on Form S-1/A (Registration No. 333-237693), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2020 (the “Initial Registration Statement”). In connection with the business combination (the “DEAC Business Combination”) between Diamond Eagle Acquisition Corp. (“Diamond Eagle”), DEAC NV, DraftKings Inc., a Delaware corporation (“DK DE”), and SBTech (Global) Limited (“SBTech”), (i) Diamond Eagle merged with and into DEAC NV, with DEAC NV surviving the merger and becoming the successor issuer to Diamond Eagle by operation of Rule 12g-3(a) promulgated under the Exchange Act, (ii) DEAC NV changed its name to “DraftKings Inc.” and became Old DraftKings, (iii) Old DraftKings acquired DK DE by way of merger and (iv) Old DraftKings acquired all of the issued and outstanding share capital of SBTech (such transactions, collectively, the “SPAC Merger”). Upon consummation of the SPAC Merger, DK DE and SBTech became direct wholly-owned subsidiaries of Old DraftKings.

The Initial Registration Statement registered the resale of securities issued in a private placement in connection with the consummation of the DEAC Business Combination. Old DraftKings subsequently modified the Initial Registration Statement by filing (i) Post-Effective Amendment No. 1 on Form S-1 to the Initial Registration Statement on February 26, 2021, which was subsequently declared effective by the SEC on March 5, 2021, (ii) Post-Effective Amendment No. 2 to Form S-1 on Form S-3 on May 28, 2021, and (iii) Post-Effective Amendment No. 3 to Form S-1 on Form S-3 on December 3, 2021, which was subsequently declared effective by the SEC on December 7, 2021 (as amended, the “Registration Statement”).

New DraftKings is filing this Post-Effective Amendment No. 4 to Form S-1 on Form S-3 (this “Post-Effective Amendment”) to the Registration Statement pursuant to Rule 414 under the Securities Act, solely to update the Registration Statement as a result of New DraftKings becoming the successor issuer to Old DraftKings in connection with the Mergers.

In accordance with Rule 414 under the Securities Act, except as modified by this Post-Effective Amendment, New DraftKings, as successor issuer to Old DraftKings pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by Old DraftKings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC). To reflect the succession of New DraftKings as the successor issuer to Old DraftKings and GNOG, this Post-Effective Amendment amends the Registration Statement to incorporate by reference the following documents filed with the SEC by New DraftKings, Old DraftKings and GNOG:

•	The current report of New DraftKings on Form 8-K12B, filed on May 5, 2022;
•	The description of New DraftKings Class A Common Stock contained in the registration statement of New DraftKings on Form S-4 (File No. 333-260174), filed on December 7, 2021;
•	The annual report of Old DraftKings on Form 10-K for the fiscal year ended December 31, 2021, filed on February 18, 2022 (the “Old DraftKings Annual Report”);
•	The information specifically incorporated by reference into the Old DraftKings Annual Report from the definitive proxy statement on Schedule 14A of Old DraftKings, filed on February 28, 2022;
•	The current reports of Old DraftKings on Form 8-K, filed on April 1, 2022, April 22, 2022, and May 5, 2022;
•	The annual report of GNOG on Form 10-K for the fiscal year ended December 31, 2021, filed on March 15, 2022; and
•	The current report of GNOG on Form 8-K, filed on May 5, 2022.

All documents filed by New DraftKings pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished to, rather than filed with, the SEC) after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered thereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. For more information regarding the availability of information we incorporate by reference herein, see “Where You Can Find More Information; Incorporation by Reference” in the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Initial Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The information set forth in this item is incorporated by reference from Item 14 “Other Expenses of Issuance and Distribution” of the Post-Effective Amendment No. 3 to Form S-1 on Form S-3, filed by Old DraftKings with the SEC on December 3, 2021 and subsequently declared effective by the SEC on December 7, 2021.

Item 15. Indemnification of Directors and Officers.

Our amended and restated articles of incorporation eliminate the liability of our officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that our directors and officers will not be individually liable to us, our stockholders or our creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

Our amended and restated articles of incorporation and bylaws also provide for indemnification for our directors and officers to the fullest extent permitted by Nevada law. We intend to enter into indemnification agreements with each of our directors that are, in some cases, broader than the specific indemnification provisions contained under Nevada law. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director, because a director will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, the investment of any of our shareholders may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 16. Exhibits and Financial Statements.

(a) Exhibits.        The following exhibits are being followed herewith:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 9, 2021, by and among Old DraftKings, New DraftKings, GNOG, DraftKings Merger Sub and GNOG Merger Sub (incorporated by reference to Exhibit 2.1 to Old DraftKings’ Current Report on Form 8-K, filed with the SEC on August 10, 2021)

4.1	Amended and Restated Articles of Incorporation of New DraftKings (incorporated by reference to Exhibit 3.1 of New DraftKings’ Current Report on Form 8-K12B, filed with the SEC on May 5, 2022)

4.2	Amended and Restated Bylaws of New DraftKings (incorporated by reference to Exhibit 3.2 of the New DraftKings’ Current Report on Form 8-K12B, filed with the SEC on May 5, 2022)

5.1	Opinion of Greenberg Traurig, LLP as to the validity of the common stock

23.1	Consent of BDO USA, LLP, independent registered public accounting firm of New DraftKings

23.2	Consent of Marcum LLP, independent registered public accounting firm of GNOG

23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page to this Post-Effective Amendment)

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering being made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Form S-1 on Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 5th day of May, 2022.

DraftKings Inc.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Chief Legal Officer and Secretary

 Each person whose signature appears below constitutes and appoints Jason D. Robins and R. Stanton Dodge, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign Post-Effective Amendment No. 4 to the Form S-1 on Form S-3 Registration Statement (Reg. No. 333-237693) (the “Registration Statement”) and any or all further amendments (including post-effective amendments) to the Registration Statement (and any additional registration statements related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Without limiting the generality of the foregoing, amendments to the Registration Statement may make such changes in such Registration Statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to the Form S-1 on Form S-3 Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of May, 2022.

Name	Position	Date

/s/ Jason D. Robins	Chief Executive Officer and Chairman	May 5, 2022
Jason D. Robins	(Principal Executive Officer)

/s/ Jason K. Park	Chief Financial Officer	May 5, 2022
Jason K. Park	(Principal Financial Officer)

/s/ Erik Bradbury	Chief Accounting Officer	May 5, 2022
Erik Bradbury	(Principal Accounting Officer)

/s/ Harry Evans Sloan	Vice Chairman	May 5, 2022
Harry Evans Sloan

/s/ Matthew Kalish	Director	May 5, 2022
Matthew Kalish

/s/ Woodrow H. Levin	Director	May 5, 2022
Woodrow H. Levin

/s/ Paul Liberman	Director	May 5, 2022
Paul Liberman

/s/ Shalom Meckenzie	Director	May 5, 2022
Shalom Meckenzie

/s/ Jocelyn Moore	Director	May 5, 2022
Jocelyn Moore

/s/ Ryan R. Moore	Director	May 5, 2022
Ryan R. Moore

/s/ Valerie Mosley	Director	May 5, 2022
Valerie Mosley

/s/ Steven J. Murray	Director	May 5, 2022
Steven J. Murray

/s/ Marni M. Walden	Director	May 5, 2022
Marni M. Walden